Exhibit 1

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and the Board of Directors of

TSAKOS ENERGY NAVIGATION LIMITED

We have audited the accompanying consolidated balance sheets of TSAKOS ENERGY NAVIGATION LIMITED, and subsidiaries (“the Company”), as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders’ equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 2001 and for the year then ended were audited by other auditors who have ceased operations as a foreign associated firm of the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 25, 2002.

We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TSAKOS ENERGY NAVIGATION LIMITED and its subsidiaries at December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG

Athens, Greece

February 27, 2004.

The audit report of Arthur Andersen, our former independent public accountants, which is set forth below, is included in this Report for purposes of including the opinion of Arthur Andersen on our financial statements for the years ended December 31, 2001. Our financial statements for the fiscal years ended December 31, 2002 and 2003, have been audited by and are reported on by Ernst & Young on page F-1 of this Report.

The audit report set forth below is a copy of the original audit report dated February 25, 2002 rendered by Arthur Andersen which has not been reissued by Arthur Andersen since that date. We are including this copy of the February 25, 2002, Arthur Andersen audit report pursuant to Rule 2-02(e) of Regulation S-X under the Securities Exchange Act of 1934. Your ability to assert claims against Arthur Andersen based on its report may be limited.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To:

TSAKOS ENERGY NAVIGATION LIMITED

We have audited the accompanying consolidated balance sheets of TSAKOS ENERGY NAVIGATION LIMITED, a Bermuda company, and Subsidiaries (collectively, the “Company”), as of December 31, 1999, 2000 and 2001, and the related consolidated statements of income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TSAKOS ENERGY NAVIGATION LIMITED and its Subsidiaries as of December 31, 1999, 2000 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with United States generally accepted accounting principles.

ARTHUR ANDERSEN

Athens, Greece

February 25, 2002

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2003

(Expressed in thousands of U.S. Dollars – except per share data)

	2002	2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$39,674	$86,813

Cash, restricted	7,000	—
Receivables –
Trade accounts receivable, net	12,244	13,401
Insurance claims	3,277	2,749
Due from related companies (Note 3)	3,824	3,836
Advances and other	5,175	5,586

	24,520	25,572

Inventories (Note 4)	3,275	3,381
Prepaid insurance and other	1,283	1,205

Total current assets	75,752	116,971

INVESTMENT (Note 2(l))	10,577	—
FIXED ASSETS:
Advances for vessels under construction and acquisitions (Note 5)	41,963	33,420

Vessels (Notes 6 and 8)	670,452	800,870
Accumulated depreciation (Note 6)	(117,309)	(146,208)

Vessels’ Net Book Value	553,143	654,662

Total fixed assets	595,106	688,082

DEFERRED CHARGES, net (Note 7)	13,110	20,454

Total assets	$694,545	$825,507

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt (Note 8)	$30,211	$41,602

Accounts payable –
Trade	14,804	15,609
Due to related companies (Note 3)	2,384	3,326
Other	—	1,825

	17,188	20,760

Accrued liabilities	6,731	6,112
Accrued bank interest	1,385	2,276
Financial Instruments – Fair value (Notes 11 and 16)	7,838	5,097
Unearned revenue	2,003	3,611
Deferred Income, current portion (Note 10)	838	4,005

Total current liabilities	66,194	83,463

LONG-TERM DEBT, net of current portion (Note 8)	355,741	411,018

DEFERRED INCOME, net of current portion (Note 10)	5,166	16,457

STOCKHOLDERS’ EQUITY:
Common stock, $1.00 par value; 40,000,000 shares authorized at December 31, 2002 and 2003; 17,022,723 and 17,151,623 issued and outstanding at December 31, 2002 and 2003, respectively	17,023	17,152
Additional paid-in capital (Notes 9 and 12)	202,862	203,631
Other comprehensive income/(loss)	(629)	(1,431)
Retained earnings	48,188	95,217

Total stockholders’ equity	267,444	314,569

Total liabilities and stockholders’ equity	$694,545	$825,507

The accompanying notes are an integral part of these consolidated financial statements.

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31 2001, 2002 AND 2003

(Expressed in thousands of U.S. Dollars – except per share data)

	2001	2002	2003
REVENUES:
Revenue from vessels (Note 1)	$125,029	$130,004	$241,365
Commissions (Note 3(b))	(6,379)	(6,364)	(11,296)

Revenue from vessels, net	118,650	123,640	230,069

EXPENSES:
Voyage expenses	21,436	32,838	61,297
Vessel operating expenses (Notes 3(b), 3(c) and 14)	28,695	32,347	49,949
Depreciation (Note 6)	21,250	24,429	32,877
Impairment loss (Notes 6 and 7)	—	10,781	—
Amortization of deferred charges (Note 7)	5,119	4,315	7,835
Provision for doubtful receivables	—	—	700
Management fees (Note 3(a))	3,132	3,239	4,470
Compensation costs (Note 9)	258	—	—
General and administrative expenses (Note 3(e))	792	1,261	2,415

Operating income	37,968	14,430	70,525

OTHER INCOME (EXPENSES):
Interest and finance costs, net (Notes 8 and 11)	(14,542)	(11,385)	(12,372)
Interest Income	1,214	736	387
Foreign currency losses	(24)	(84)	(389)
Share of profits of joint venture (Note 2(l))	—	197	602
Amortization of deferred gain on sale of vessels (Note 10)	—	—	541
Other, net	—	—	(242)

Total other income (expenses), net	(13,352)	(10,536)	(11,473)

Net Income	$24,616	$3,894	$59,052

Earnings per share, basic (Note 13)	$2.56	$0.25	$3.45

Earnings per share, diluted (Notes 9 and 13)	$2.54	$0.25	$3.44

Weighted average number of shares, basic	9,634,323	15,717,065	17,134,347

Weighted average number of shares, diluted	9,705,381	15,854,904	17,187,859

The accompanying notes are an integral part of these consolidated financial statements.

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Expressed in thousands of U.S. Dollars – except per share data)

	Comprehensive Income/(Loss)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total Stock- Holders’ Equity
BALANCE, January 1, 2001		$9,659	$108,693	$28,220	$—	$146,572

Net income	24,616			24,616		24,616

– Issuance of Stock Options			258			258

– Repurchase and cancellation of common stock (30,000 shares)		(30)	(348)			(378)

Comprehensive income	$24,616

BALANCE, December 31, 2001		$9,629	$108,603	$52,836	$—	$171,068

Net income	3,894			3,894		3,894

– Issuance of common stock		7,350	102,900			110,250

– Expenses related to the issuance of common stock			(9,868)			(9,868)

– Issuance of common stock on acquisition of shares in LauriTen Ltd. (Note 2(l))		217	3,033			3,250

– Repurchase and cancellation of common stock (172,800 shares)		(173)	(1,806)			(1,979)

– Cash dividends declared and paid ($0.50 per share)				(8,542)		(8,542)

– Fair value of financial instruments	(629)				(629)	(629)

Comprehensive income	$3,265

BALANCE, December 31, 2002		$17,023	$202,862	$48,188	$(629)	$267,444

Net income	59,052			59,052		59,052

– Exercise of stock options (Note 9)		269	2,421			2,690

– Repurchase and cancellation of common stock (140,100 shares)		(140)	(1,652)			(1,792)

– Cash dividends declared and paid ($0.70 per share)				(12,023)		(12,023)

– Fair value of financial instruments	(802)				(802)	(802)

Comprehensive income	$58,250

BALANCE, December 31, 2003		$17,152	$203,631	$95,217	$(1,431)	$314,569

The accompanying notes are an integral part of these consolidated financial statements.

TSAKOS ENERGY NAVIGATION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(Expressed in thousands of U.S. Dollars)

	2001	2002	2003
Cash Flows from Operating Activities:

Net income	$24,616	$3,894	$59,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,250	24,429	32,877
Impairment loss	—	10,781	—
Amortization of deferred costs	5,119	4,315	7,835
Amortization of loan fees	286	286	686
Amortization of deferred income	(838)	(838)	(1,379)
Change in fair value of interest rate swaps	3,387	3,822	(3,543)
Share of profits in joint venture	—	(197)	(602)
Stock options granted	258	—	—
Payments for dry-docking	(2,763)	(8,265)	(15,114)
(Increase) Decrease in:
Receivables	(3,173)	(12,589)	(1,052)
Inventories	(97)	(1,847)	(106)
Prepayments and other	(587)	153	78
Increase (Decrease) in:
Accounts payable	(2,636)	7,185	3,572
Accrued liabilities	(976)	1,412	272
Unearned revenue	(392)	204	1,608

Net Cash from Operating Activities	43,454	32,745	84,184

Cash Flows from Investing Activities:
Advances for vessels under construction	(18,653)	(39,771)	(32,096)
Vessel acquisitions and/or improvements	(169)	(210,898)	(186,775)
Payments for investments in joint venture	—	(7,130)	(36)
Return of investment in joint venture	—	—	11,216
Proceeds from sale of vessels	—	—	108,854
Restricted cash for performance guarantee	(287)	815	7,000

Net Cash used in Investing Activities	(19,109)	(256,984)	(91,837)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	185,371	159,910
Financing costs	—	(716)	(751)
Payments of long-term debt	(20,463)	(43,877)	(93,242)
Proceeds from public offering, net of related issuance costs	—	100,382	—
Proceeds from exercise of stock options	—	—	2,690
Cash dividend	—	(8,542)	(12,023)
Repurchase and cancellation of common stock	(378)	(1,979)	(1,792)

Net Cash from (used in) Financing Activities	(20,841)	230,639	54,792

Net increase in cash and cash equivalents	3,504	6,400	47,139
Cash and cash equivalents at beginning of year	29,770	33,274	39,674

Cash and cash equivalents at end of year	$33,274	$39,674	$86,813

The accompanying notes are an integral part of these consolidated financial statements.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

1.	Basis of Presentation and General Information

The accompanying consolidated financial statements include the accounts of TSAKOS ENERGY NAVIGATION LIMITED (the “Holding Company”) and its wholly owned subsidiaries (collectively, the “Company”). The Company owns and operates a fleet of crude and product oil carriers providing worldwide marine transportation services under long, medium or short-term charters. The Holding Company was formed in July 1993, under the laws of Bermuda and under the name of Maritime Investment Fund Limited. In December 1993, following a public offering of common shares conducted outside the United States, the Company raised $35,000, which was used for the acquisition of the Company’s initial fleet.

In 1996, the Holding Company was renamed MIF LIMITED and in December 1996, a second offering of common shares was completed, through which an additional amount of $71,000 was raised for the expansion of the Company’s fleet. The Holding Company was renamed Tsakos Energy Navigation Limited in 2001 and in March 2002, the Company raised a further $110,000 following an initial public offering on the New York Stock Exchange under the United States Securities Act of 1933, as amended. The Holding Company’s shares are listed on the New York Stock Exchange, the Oslo Børs and the Bermuda Stock Exchange.

The Holding Company is the sole owner of all outstanding shares of the companies listed below:

(a)	Ship-owning companies with vessels in operation:

Company	Country of Incorporation	Date of Incorporation	Vessel Name	Dwt	Year Built
VLCC
Oak Shipping Co Ltd.	Liberia	October 10, 1997	Millennium	301,171	1998
Suezmax
Romeo Shipping Company Limited	Liberia	November 4, 1999	Silia T	164,286	2002
Figaro Shipping Company Limited	Liberia	November 4, 1999	Triathlon	164,445	2002
Aframax
Soumelia Marine Co Ltd.	Cyprus	February 12, 1996	Panos G.	86,983	1981
Dimena Shipping Co Ltd.	Cyprus	August 3, 1993	Tamyra	86,843	1983
Grevia Marine Co Ltd.	Cyprus	October 10, 1996	Vergina II	96,709	1991
Noble Shipping Enterprises Inc.	Liberia	April 15, 1997	Toula Z.	107,222	1997
Seaport Shipping Corp.	Liberia	August 22, 1997	Athens 2004	107,181	1998
Kingsbridge Shipping Co Ltd.	Liberia	October 10, 1997	Maria Tsakos	107,181	1998
Azimuth Shipping Company Ltd.	Liberia	August 23, 2000	Opal Queen	107,181	2001
Bosphorus Shipping Co Ltd.	Liberia	August 23, 2000	Marathon	107,181	2003
Oceana Shipping Company Ltd.	Liberia	March 1, 2002	Parthenon	107,018	2003
Panamax
Malgara Marine Co Ltd.	Cyprus	October 10, 1996	Liberty	61,375	1981
Horizana Shipping Co Ltd.	Malta	March 11, 1994	Bregen	68,157	1989
Fortitude Shipping Co Ltd.	Malta	January 21, 1994	Hesnes	68,157	1990
Klera Navigation Co Ltd.	Cyprus	October 10, 1996	Victory III	68,160	1990
Magnum Faith S.A.	Panama	January 7, 1998	Inca	68,439	2003
Status Fame S.A.	Panama	May 24, 2001	Maya	68,439	2003
Sea Mayfair S.A.	Panama	June 13, 2001	Aztec	68,439	2003
Ergo Glory S.A.	Panama	July 16, 2001	Andes	68,439	2003
Handymax product carrier
Divino Maritime Co Ltd.	Cyprus	December 3, 1997	Dion	40,302	1984
Estoril Maritime Co Ltd.	Cyprus	December 3, 1997	Pella	40,231	1985
Jersey Shipping Co Ltd.	Liberia	April 23, 1999	Libra	41,161	1988
Annapolis Shipping Co Ltd.	Liberia	April 23, 1999	Crux	41,161	1987

				2,245,861

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

1.	Basis of Presentation and General Information (continued)

(b)	Companies with chartered-in vessels:

Essex Shipping Co. Ltd. was formed under the laws of Liberia on April 23, 1999 and became the charterer of the 1999 built Olympia, a double-hull aframax (Dwt 107,181) after her sale by West Point Shipping Co. Ltd. (a subsidiary of the Holding Company), as further described in Note 10.

Juliet Shipping Company Limited and Rigoletto Shipping Company Limited were formed under the laws of Liberia on November 4, 1999 and were the former owners of the double-hull 2002 built suezmax vessels Decathlon (Dwt 164,274) and Pentathlon (Dwt 164,235) respectively. The vessels were sold during 2003 and chartered-back by the former owners for a minimum period of five years as further described in Note 10. The vessels have been re-named by the new owners Cape Baker and Cape Balboa respectively.

(c)	Ship-owning companies with vessels under construction:

Company	Country of Incorporation	Date of Incorporation	Vessel Name	Dwt
			Handysize
Mediterranean Fame S.A.	Panama	July 5, 2002	Delos (Hull 228)	37,000
World Excellence S.A.	Panama	January 4, 2003	Dodoni (Hull 337)	37,000
Oceanic Glory S.A.	Panama	January 3, 2003	Dionisos (Hull 339)	37,000
			Suezmax
Apollo Glory S.A.	Panama	February 26, 2003	Promitheas (Hull 1617)	164,000
Apollo Excellence S.A.	Panama	February 26, 2003	Proteas (Hull 1618)	164,000
Activity Excellence S.A.	Panama	May 22, 2003	Orfeas (Hull 1619)	164,000
Worldwide Overseas S.A.	Panama	July 2, 2003	Aegeas (Hull 1620)	164,000

				767,000

The expected delivery dates of the above newbuildings are within 2004, 2005 and 2006.

(d)	Ship-owning companies with discontinued operations:

Company	Country of Incorporation	Date of Incorporation
Koroni Shipping Co Ltd.	Liberia	August 25, 1993
Kavalla Shipping Co Ltd.	Liberia	August 25, 1993
Capias Pte Ltd.	Singapore	December 6, 1994
Meandros Shipping Co Ltd.	Cyprus	July 8, 1993
West Point Shipping Co. Ltd.	Liberia	January 4, 1996
Bordeaux Shipping Company Ltd.	Liberia	March 1, 2002

(e)	Maritime Investment Finance Ltd. (“Maritime Investment”): Maritime Investment was formed under the laws of Liberia on August 25, 1993. The company was formed to secure funds to be used to acquire vessels.

At December 31, 2003, of the vessels in operation (including the three chartered-in vessels), thirteen were flying the Greek flag, seven the Cypriot flag, two the Maltese flag, two the Panamanian flag, two the Marshall Islands flag and one the Venezuelan flag.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

1.	Basis of Presentation and General Information (continued)

Gross revenues for the years ended December 31, 2001, 2002 and 2003, included revenues derived from charter agreements with significant charterers, as follows (in percentages of total gross revenues):

Charterer	2001	2002	2003
A	15%	10%	Under 10%
B	28%	24%	17%

2.	Significant Accounting Policies

(a)	Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and include the accounts of the Holding Company and its wholly-owned subsidiaries referred to in Note 1 above. All significant intercompany balances and transactions have been eliminated upon consolidation. The consolidation was based on common ownership and identical activities.

Certain minor reclassifications have been made to the 2002 prior year consolidated financial statements to conform to the presentation in the 2003 consolidated financial statements. Amounts due to related companies, previously reported under Accounts payable – Trade or Accounts payable – Other, are now separately reflected in the accompanying balance sheet.

(b)	Use of Estimates: The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Foreign Currency Translation: The functional currency of the Company is the U.S. Dollar because the Company’s vessels operate in international shipping markets, which utilize the U.S. Dollar as the functional currency. The accounting books of the Holding Company and its wholly owned subsidiaries are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated to reflect the current exchange rates. Resulting gains or losses are separately reflected in the accompanying consolidated statements of income.

(d)	Cash and Cash Equivalents: The Company considers highly liquid investments such as time deposits and certificates of deposit with original maturity of three months or less to be cash equivalents.

(e)	Receivables – Trade Accounts Receivable: The amount shown as Receivables – Trade accounts receivable, net at each balance sheet date, includes estimated recoveries from charterers for hire, freight and demurrage billings, net of allowance for doubtful accounts ($183 and $700 as of December 31, 2002 and 2003, respectively).

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

2.	Significant Accounting Policies (continued)

(f)	Accounts Payable – Trade: The amount shown as Accounts Payable – Trade at each balance sheet date includes payables to suppliers of dry-docking services, port services, bunkers, insurance and other goods and services payable directly by the Company.

(g)	Insurance Claims: Insurance claims consist of claims submitted and/or claims in the process of compilation or submission (claims pending). They are recorded on the accrual basis and represent the estimated claimable expenses, net of deductibles, incurred through December 31 of each year, which are expected to be recovered from insurance companies. The classification of insurance claims into current and non-current assets is based on management expectations as to their collection dates.

(h)	Inventories: Inventories consist of bunkers, lubricants, victualling and stores and are stated at the lower of cost or market value. The cost is determined by the first-in, first-out method, except for stores, the cost of which is determined based on last invoice cost.

(i)	Vessels’ Cost: Vessels are stated at cost, which consists of the contract price and any material expenses incurred upon acquisition (initial repairs, improvements and delivery expenses, interest and on-site supervision costs incurred during the construction periods). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels, otherwise are charged to expenses as incurred.

(j)	Impairment of Long-lived Assets: The Company adopted SFAS 144 “Accounting for the Impairment or Disposal of Long-lived Assets” in 2002, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard requires that long-lived assets and certain identifiable intangibles held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss for an asset held for use should be recognized when the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount. Measurement of the impairment loss is based on the fair value of the asset as provided by third parties. In this respect, management regularly reviews the carrying amount of the vessels in connection with the estimated recoverable amount for each of the Company’s vessels. The review of the carrying amount in connection with the estimated recoverable amount for each of the Company’s vessels, as of December 31, 2003 indicated that no impairment loss is required.

(k)	Vessels’ Depreciation: The cost of each of the Company’s vessels is depreciated on a straight-line basis over the vessels’ remaining economic useful life, after considering the estimated residual value (U.S. Dollars 180 per Lwt). Management estimates the useful life of each of the Company’s vessels to be 25 years, consistent with industry practice and taking into account new international maritime regulations concerning the early phase out of non-double hull vessels.

(l)	Investment in Joint Venture: In 2002, the Company acquired a 50% participating interest in a joint venture company (LauriTen Ltd.), which owned four separate companies each of which owned a small LPG carrier. The joint venture was accounted for using the equity method whereby the investment was carried at the Company’s original cost plus its share of undistributed earnings. The investment shown in the accompanying consolidated balance sheet as of December 31, 2002 comprised a cash

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

2.	Significant Accounting Policies (continued)

payment of $6,820, issuance of common stock of $3,250 (216,666 shares at $15.00 each – amount in U.S. Dollars), plus acquisition costs and the Company’s share of 2002 profits of the joint venture. A decision was taken in August 2003 not to extend the joint venture agreement and consequently, in accordance with the original agreement, the joint venture expired on August 31, 2003. The partner who acquired the Company’s share of the joint venture returned the Company’s initial cash investment in the joint venture together with the Company’s proportionate share of the joint venture’s cumulative net income. Furthermore, the partner retained 100% of the Company’s shares originally contributed to the joint venture in exchange for cash consideration of $3,250 plus interest and a commitment from the Company to reimburse the former partner any realized loss in the event of a sale of those shares before December 31, 2004 at a price below $15.00 (amount in U.S. Dollars). The share price at December 31, 2003 was $18.45 (amount in U.S. Dollars) and the former partner sold 50% of the shares in March 2004 at a price in excess of the year-end price. Should the Company’s share price fall below $15.00 (amount in U.S. Dollars) prior to December 31, 2004, the Company will recognize a charge and corresponding liability on the remaining shares held by the former partner based on the difference between the actual share price and the $15.00 (amount in U.S. Dollars) guaranteed price. However, it is not reasonably possible to estimate the likelihood of this occurrence. The Company has not provided a share price guarantee to the former partner beyond December 31, 2004.

(m)	Accounting for Special Survey and Dry-docking Costs: The Company follows the deferral method of accounting for special survey and dry-docking costs whereby actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next special survey becomes due.

(n)	Loan Fees: Fees incurred for obtaining new loans or refinancing existing loans are capitalized and included in deferred charges and amortized over the term of the respective loan, using the effective interest rate method. Any unamortized balance of costs relating to loans repaid or refinanced is expensed in the period the repayment or refinancing is made.

(o)	Accounting for P&I Back Calls: The vessels’ Protection and Indemnity (P&I) Club insurance is subject to additional premiums referred to as back calls or supplemental calls. Provision has been made for such estimated future calls, which is included in Accrued Liabilities in the accompanying consolidated balance sheets.

(p)	Pension and Retirement Benefit Obligations – Crew: The crews on board the Company’s vessels serve under short-term contracts (usually up to nine months) and accordingly, the Company is not liable for any pension or post retirement benefits.

(q)	Accounting for Revenue and Expenses: Revenues are generated from freight billings and time charters. Time charter revenues are recorded over the term of the charter as service is provided. Under a voyage charter the revenues and associated voyage costs are recognized on a pro-rata basis over the duration of the voyage. The operating results of voyages in progress at a reporting date are estimated and recognized pro-rata on a per day basis. Probable losses on voyages are provided for in full at the time such losses can be estimated. Vessel operating expenses are accounted for on an accrual basis. Unearned revenue represents cash received prior to the year end and is related to revenue applicable to periods after December 31 of each year. The operating revenues and voyage expenses of vessels operating under a tanker pool are pooled and net operating revenues,

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

2.	Significant Accounting Policies (continued)

calculated on a time charter equivalent basis, are allocated to the pool participants according to an agreed formula.

(r)	Repairs and Maintenance: All repair and maintenance expenses including major overhauling and underwater inspection expenses are charged against income in the year incurred. Such costs, which are included in vessel operating expenses in the accompanying consolidated statements of income, amounted to $6,056, $3,862, and $6,046 in the years ended December 31, 2001, 2002 and 2003, respectively.

(s)	Earnings per Share: Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised.

(t)	Segment Reporting: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e., spot or time charters. The Company does not have discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision makers, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

(u)	Interest Rate Swap Agreements: The Company regularly enters into interest rate swap contracts to manage its exposure to fluctuations of interest rates associated with its specific borrowings. Interest rate differentials paid or received under these swap agreements are recognized as part of interest expense related to the hedged debt. Amounts receivable or payable arising on the termination of interest rate swap agreements qualifying as hedging instruments are deferred and amortized over the shorter of the life of the hedged debt or the hedging instrument. During 2000 and 2001, the Company entered into interest rate swap agreements that did not qualify for hedge accounting. As such, the fair value of these agreements and changes therein are recognized in the consolidated balance sheets and statements of income respectively. During 2002 and 2003, the Company entered into interest rate swap agreements that did qualify for hedge accounting. Accordingly, the fair value of these swap agreements and changes therein are recognized in the consolidated balance sheets and other comprehensive income/(loss).

The off-balance sheet risk in outstanding swap agreements involves both the risk of a counterparty not performing under the terms of the contract and the risk associated with changes in fair value. The Company monitors its positions, the credit ratings of counterparties and the level of contracts it enters into with any one party. The counterparties to these contracts are major financial institutions. The Company has a policy of entering into contracts with parties that meet stringent qualifications and, given the high level of credit quality of its derivative counter parties, the Company does not believe it is necessary to obtain collateral arrangements.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

2.	Significant Accounting Policies (continued)

Interest rate swap transactions opened and closed during 2001 were not for hedging purposes and, therefore, related gains on termination have been included in the consolidated income statements under Interest and finance costs, net. No interest swap transactions were entered into and terminated within 2002 or 2003. (See also Notes 10, 11 and 16 for other disclosures related to derivative instruments).

(v)	Accounting for Leases: Leases of assets under which all the risks and rewards of ownership are effectively retained by the lessor are classified as operating leases. Lease payments under an operating lease are recognized as an expense over the lease term.

(w)	Accounting for Stock-Based Compensation: In 1998, the Company’s Board of Directors approved a Stock Option Plan providing for granting of stock options to directors and officers of the Company as well as to employees of the affiliated companies discussed in Note 3. The plan contains performance requirements and the options granted are accounted for in accordance with the provisions of SFAS No. 123 and EITF 96-18 using the fair value method wherein costs equivalent to the value of such options are recognized over the performance (vesting) period. The Company uses the fair value method to account for stock based compensation (See Note 9).

(x)	Other Recent Accounting Pronouncements: In 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine when and which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest in a variable interest entity, makes additional disclosures. The effective dates and impact of FIN 46 and its revision FIN 46-R, are as follows:

1.	Special purpose entities (“SPE’s”) created prior to February 1, 2003 – application of FIN 46 or early adoption of FIN 46-R at the end of the first interim or annual reporting period after December 15, 2003.

2.	Non-SPE’s created prior to February 1, 2003 – adoption of FIN 46-R at the end of the first interim or annual reporting period after December 15, 2003.

3.	All entities, regardless of whether an SPE, that were created subsequent to January 31, 2003. The provisions of FIN 46 were applicable for variable interests in entities obtained after January 31, 2003. Adoption of FIN 46-R is required at the end of the first interim or annual reporting period ending after March 15, 2003.

The adoptions of the provisions applicable to SPE’s and all other variable interests obtained after January 31, 2003 did not have an impact on the Company’s financial statements. The Company is currently evaluating the impact of adopting FIN 46-R applicable to non-SPE’s created prior to February 1, 2003, but does not expect any impact on the Company’s results of operations or financial position.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

2.	Significant Accounting Policies (continued)

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. Statement 149 amends and clarifies accounting for derivative instruments, including certain instruments embedded in other contracts, and for hedging activities under Statement 133. In particular, the Statement provides clarification regarding the meaning of an “underlying” and the characteristics of a derivative that contains financing components. It also clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement 133 and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. The Company has adopted the provisions of SFAS 149 effective October 1, 2003, which did not have an effect on the Company’s financial statements.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with the Characteristics of both Liabilities and Equity”. Statement 150 affects how an issuer should account for certain types of freestanding financial instruments which have the characteristics of both equity and liabilities and what disclosures are required for the classification, measurement and settlement of such financial instruments. The Statement is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has adopted the provisions of SFAS 150 effective October 1, 2003, which did not have an effect on the Company’s financial statements.

3.	Transactions with Related Parties

(a)	Tsakos Energy Management S.A. Formerly known as Absolute Navigation Limited (“Absolute”): The Company has a Management Agreement (“Management Agreement”) with Tsakos Energy Management, a Liberian corporation, to provide overall executive and commercial management of its affairs for a monthly fee of $15 per vessel ($15 in 2002 and $16.5 in 2001). The Company and Tsakos Energy Management have certain common officers and directors. The president, chief executive officer and a director of the Company is also the sole stockholder of Tsakos Energy Management. Tsakos Energy Management may terminate its management agreement with the Company at any time upon one year’s notice. In addition, if even one director was elected to the Company’s Board of Directors, without having been recommended by the existing board, Tsakos Energy Management would have the right to terminate the management agreement on ten days’ notice. If Tsakos Energy Management terminates the agreement for this reason, the Company would be obligated to pay Tsakos Energy Management the present discounted value of all payments that would have otherwise become due under the management agreement until December 2006, a payment of approximately $12,500 as of December 31, 2003, ($12,500 as of December 31, 2002).

Under the terms of the Management Agreement, management fees for operating vessels for the years ended December 31, 2001, 2002 and 2003 amounted to $3,132, $3,239 and $4,470, respectively and are separately reflected in the accompanying consolidated statements of income. Also under the terms of the Management Agreement, Tsakos Energy Management provides supervisory services for the construction of its vessels for a monthly fee of $15 ($15 in 2002 and $16.5 in 2001). These fees amounted to $1,146, $1,337 and $1,129 during the years ended December 31, 2001, 2002 and 2003, respectively. These fees are either accounted for as part of construction costs for

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

3.	Transactions with Related Parties (continued)

delivered vessels or are included in Advances for Vessels under Construction (Note 5). The amount due to Tsakos Energy Management by the Company as of December 31, 2003 amounted to $242 ($(4) in 2002) and is included in Accounts payable – Due to related companies (Receivables – Due from related companies in 2002) in the accompanying consolidated balance sheets.

(b)	Tsakos Shipping and Trading S.A. (“Tsakos”): Tsakos Energy Management has appointed Tsakos to provide technical management to the Company’s vessels. Certain members and directors of Tsakos and of Tsakos Energy Management are family-related individuals. Certain directors of Tsakos are also shareholders of the Company. According to the technical management contract between Tsakos and Tsakos Energy Management, the Company has an obligation to pay all estimated monthly operating requirements of its fleet in advance. These advances amounted to $3,820 and $3,836 at December 31, 2002 and 2003 and are reported as amounts due from related company in the accompanying consolidated balance sheets.

Tsakos Energy Management, at its own expense, pays technical management fees to Tsakos, and the Company bears and pays directly to Tsakos most operating expenses, including repairs and maintenance, provisioning and crewing of the Company’s vessels. Such expenses also include reimbursement of travel and subsistence costs of Tsakos personnel sent overseas to supervise repairs and perform inspections on Company vessels. Amounts for operating expenses are paid in advance and amounted to $24,300, $29,850 and $45,920 in the aggregate during the years ended December 31, 2001, 2002 and 2003, respectively. These expenses are included in vessel operating expenses in the accompanying consolidated statements of income.

Furthermore, Tsakos provides chartering services for the Company’s vessels by communicating with third party brokers to solicit, research and propose charters for the Company. For this service, the Company pays to Tsakos a chartering commission of approximately 1.25% on all freights, hires and demurrages. Such commissions for the years ended December 31, 2001, 2002 and 2003 totalled, $1,563, $1,608 and $3,627, respectively, and are included in Commissions in the accompanying consolidated statements of income. Commissions due to Tsakos by the Company amounted to $137 and $472 at December 31, 2002 and 2003 and are included in Accounts payable – Due to related companies in the accompanying consolidated balance sheets.

On January 21, 2002, the Company finalized separate option agreements, exercised on January 31, 2002, to acquire five newbuildings and one vessel delivered by the shipyard in 2001, through the acquisition of shares of ship-owning companies that have management agreements with Tsakos and are considered affiliated with the Tsakos Group. The total acquisition price for the six vessels was $234,750, representing the market value of the vessels at the time of the agreement. Of this total, an amount of $39,543 was payable directly to Tsakos, representing the reimbursement of the aggregate construction progress payments already paid by Tsakos, plus the difference between the original contract prices and the agreed market values.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

3.	Transactions with Related Parties (continued)

(c)	Argosy Insurance Company Limited (“Argosy”): The Company places its hull and machinery insurance, increased value insurance and war risk insurance through Argosy, a captive insurance company affiliated with Tsakos. In the years ended December 31, 2001, 2002 and 2003, the Company was charged by Argosy with insurance premiums of $1,691, $1,995 and $2,519, respectively, which are included in Vessels’ operating expenses in the accompanying consolidated statements of income. Insurance premiums payable to Argosy at December 31, 2002 and 2003 amounted to $1,656 and $2,482, respectively and are included in Accounts payable – Due to related companies in the accompanying consolidated balance sheets.

(d)	AirMania Travel S.A. (“AirMania”): Since June 2000, the Company uses an affiliated company, AirMania, for travel services. Travelling expenses for the years 2001, 2002 and 2003 amounted to $341, $723 and $975, respectively and are included in Vessel operating expenses in the accompanying consolidated statements of income. Amounts payable to Air Mania at December 31, 2002 and 2003 were $591 and $130, respectively and are included in Accounts payable – Due to related companies in the accompanying consolidated balance sheets.

(e)	Board of Directors’ and Officers’ fees: During the years ended December 31, 2001, 2002 and 2003, the Company paid Board of Directors’ and Officers’ fees of $180, $180 and $240 respectively. Such fees are included in General and administrative expenses in the accompanying consolidated statements of income.

(f)	Tsakos Holdings Foundation and Tsakos Group: Companies controlled by the Tsakos Holdings Foundation beneficially own approximately 26.2% (unaudited) of the common shares as of February 24, 2004 and, therefore, have the power to influence the election of the members of the Board of Directors and the vote on substantially all other matters, including significant corporate actions.

4.	Inventories

	2002	2003
Bunkers	2,398	2,054
Lubricants	535	655
Other	342	672

	3,275	3,381

5.	Advances for Vessels under Construction and Acquisitions

The amount shown in the accompanying consolidated balance sheets for the years ended December 31, 2002 and 2003, includes payments to sellers of vessels or, in the case of contracted vessels, the shipyards, supervision services and capitalized interest cost, in accordance with the accounting policy discussed in Note 2(i), as analyzed below:

	2002	2003
Advance payments on signing of contracts	25,271	28,267
Additional pre-delivery payments	13,735	3,873
Construction supervision fees	1,436	754
Capitalized interest	1,521	385
Other	—	141

	41,963	33,420

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

5.	Advances for Vessel under Construction and Acquisitions (continued)

Six new vessels, all constructed at Imabari yards in Japan, were delivered to those subsidiaries of the Holding Company disclosed in Note 1(a) during 2003:

Vessel Name	Total Cost	Date of Delivery
Aframax
Marathon	40,874	January 22, 2003
Parthenon	38,190	July 23, 2003
Panamax
Maya	36,713	January 24, 2003
Inca	36,654	March 20, 2003
Aztec	36,962	May 29, 2003
Andes	36,825	September 12, 2003

Total Cost	226,218

Total predelivery costs included in the above amounts were $2,192, $38,446 and $8,110, incurred in 2001, 2002 and 2003 respectively.

As at December 31, 2003 subsidiaries of the Holding Company, as disclosed in Note 1(c), had under construction three handysize product carriers at the Hyundai MIPO shipyard of South Korea and four suezmaxes at the Samho (Hyundai) shipyard of South Korea.

The total contracted amount for the seven vessels under construction is $269,905. Remaining scheduled payments are $65,727 in 2004, $109,838 in 2005 and $67,352 in 2006. It is expected that long term bank loans will be obtained for the financing of the major part of these payments.

6.	Vessels

	Vessel Cost	Accumulated Depreciation	Net Book Value
December 31, 2000	453,435	(86,891)	366,544
Additions	169	—	169
Depreciation for the year	—	(21,250)	(21,250)

December 31, 2001	453,604	(108,141)	345,463
Additions	210,898	—	210,898
Transfer from vessels under construction	30,816	—	30,816
Depreciation for the year	—	(24,429)	(24,429)
Elimination of accumulated depreciation due to impairment	(15,261)	15,261	—
Impairment adjustment	(9,605)	—	(9,605)

December 31, 2002	670,452	(117,309)	553,143
Additions	186,775		186,775
Transfer from vessels under construction	40,639	—	40,639
Disposals	(96,996)	3,978	(93,018)
Depreciation for the year	—	(32,877)	(32,877)

December 31, 2003	800,870	(146,208)	654,662

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

6.	Vessels (continued)

In December 2003, the Company entered into a contract to acquire the vessel M/T Maersk Estelle, a 299,700 dwt double-hull VLCC built in January 1994, for an amount of $51,500. An amount of $5,150 was paid as an advance and is included in advances shown above (Note 5). The balance of $46,350 was paid on delivery on January 28, 2004. The vessel was renamed La Madrina on delivery.

In 2002, the Company determined that the carrying values of the older single-hull vessels, Panos G and Liberty were impaired. Consequently, the total carrying values of these vessels (net book value $15,995) were written down to $6,390, which together with the balance of deferred charges relating to dry-docking and special surveys cost of $3,361, was the fair market value of the vessels as determined by independent marine valuers. An additional amount of impairment loss of $1,176 was charged to deferred dry-docking and survey cost so that the vessels’ cost would not be less than scrap value (Note 7).

Cost of vessels at December 31, 2002 and 2003 includes $19,963 and $23,512 respectively, of amounts capitalized in accordance with the accounting policy discussed in Note 2i above.

Additions to cost include capitalized interest of $3,785 and $1,975 for the years ended December 31, 2002 and 2003 respectively.

All the vessels operate under short-term or long-term time-charters, voyage charters, contracts of affreightment or within a pool arrangement, with the exception of the Millennium which, since her acquisition in 1998, has operated under a bareboat charter for a fifteen-year period ending September 2013. The charterparty provides that the charterer shall, at its own expense, operate (i.e. manning, victual, repair and insure) the vessel. At any time during the bareboat period, the Company may sell the vessel, upon charterer’s consent, at specified amounts and will pay the charterer the 50% of any excess of these amounts.

7.	Deferred Charges

	Dry-docking and Special Survey	Loan Fees	Total
December 31, 2000	11,246	1,302	12,548
Additions	2,763	—	2,763
Amortization	(5,119)	(286)	(5,405)

December 31, 2001	8,890	1,016	9,906
Additions	8,265	716	8,981
Amortization	(4,315)	(286)	(4,601)
Impairment adjustment (Note 6)	(1,176)	—	(1,176)

December 31, 2002	11,664	1,446	13,110
Additions	15,114	751	15,865
Amortization	(7,835)	(686)	(8,521)

December 31, 2003	18,943	1,511	20,454

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

7.	Deferred Charges (continued)

Amortization for dry-docking and survey costs is separately reflected in the accompanying consolidated statements of income, while amortization of loan fees is included in interest and finance costs, net in the accompanying consolidated statements of income.

8.	Long-term Debt

	Borrower	2002	2003
(a)	Tsakos Energy Navigation Limited	174,394	154,016
(b)	Tsakos Energy Navigation Limited	48,093	44,881
(c)	Tsakos Energy Navigation Limited	29,625	27,875
(d)	Tsakos Energy Navigation Limited	32,200	30,410
(e)	Tsakos Energy Navigation Limited	101,640	65,700
(f)	Tsakos Energy Navigation Limited	—	53,000
(g)	Tsakos Energy Navigation Limited	—	25,188
(h)	Tsakos Energy Navigation Limited	—	25,550
(i)	Tsakos Energy Navigation Limited	—	26,000

	Total	385,952	452,620
	Less – current portion	(30,211)	(41,602)

	Long-term portion	355,741	411,018

(a)	Loan: Balance of U.S. Dollar reducing revolving credit facility obtained in June 1998 to refinance previously outstanding loans, to partially finance the construction cost of the Maria Tsakos, and for working capital purposes. The balance at December 31, 2003 is repayable in six variable semi-annual installments through December 2006 and a balloon payment of $83,331 payable together with the last installment. The interest rates, based on LIBOR plus a spread, at December 31, 2001, 2002 and 2003 were 3.46%, 2.39% and 2.31%, respectively.

(b)	Loan: Balance of U.S. Dollar reducing revolving credit facility obtained in March 1999 to refinance a previously outstanding loan and to partially finance the construction cost of the Olympia. The balance at December 31, 2003 is repayable in six variable semi-annual installments through July 2006 and a balloon payment of $33,840 payable in December 2006. The interest rates, based on LIBOR plus a spread, at December 31, 2001, 2002 and 2003 were 4.73%, 2.92% and 2.47%, respectively.

(c)	Loan: Balance of U.S. Dollar bank loan obtained in May 2002 to partially finance the acquisition cost of the Opal Queen. The balance at December 31, 2003 is repayable in twenty-one equal semi-annual installments through May 2014 and a balloon payment of $9,500 payable together with the last installment. The interest rates, based on LIBOR plus a spread, at December 31, 2002 and 2003 were 3.83% and 2.44% respectively. The agreement provides an option to the borrower to convert the loan into Euro, Yen or Swiss Francs at the applicable spot rates of exchange.

(d)	Loan: Balance of U.S. Dollar bank loan obtained in June 2002 to partially finance the acquisition cost of the Silia T. The balance at December 31, 2003 is repayable in eighteen equal semi-annual installments through June 2012 and a balloon payment of $14,300 payable together with the last installment. The interest rates, based on LIBOR plus a spread, at December 31, 2002 and 2003 were 3.16% and 2.32% respectively.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

8.	Long-term Debt (continued)

(e)	Loan: Balance of U.S. Dollar reducing revolving credit facility obtained in four tranches between August 2002 and January 2003 to partially finance the acquisition costs of the Decathlon, Pentathlon, Triathlon and Marathon. On October 15, 2003, following the sale of the Decathlon, an amount of $22,590 was prepaid to the lending bank and on November 17, 2003, following the sale of the Pentathlon, an amount of $36,800 was prepaid to the bank. The balance remaining at December 31, 2003 is repayable in nineteen equal semi-annual installments through January 2013 and a balloon payment of $26,681 payable together with the last installment. The interest rates, based on LIBOR plus a spread, at December 31, 2002 and 2003 were 2.82% and 2.56% respectively.

(f)	Loan: Balance of U.S. Dollar bank loan obtained partly ($27,500) in January 2003 to partially finance the acquisition cost of the Maya and partly ($27,500) in March 2003 to partially finance the acquisition cost of the Inca. The balance at December 31, 2003 is repayable in nineteen equal semi-annual installments through July 2013 and a balloon payment of $15,000 payable together with the last installment. The interest rate, based on LIBOR plus a spread, at December 31, 2003 was on aggregate 2.72%.

(g)	Loan: Balance of U.S. Dollar bank loan (original amount $26,000) obtained in May 2003 to partially finance the acquisition cost of the Aztec. The balance at December 31, 2003 is repayable in nineteen equal semi-annual installments through May 2013 and a balloon payment of $9,750 payable together with the last installment. The interest rate, based upon LIBOR plus a spread, at December 31, 2003 was 2.10%.

(h)	Loan: Balance of U.S. Dollar bank loan (original amount $25,550) obtained in July 2003 to partially finance the acquisition cost of the Parthenon. The balance at December 31, 2003 is repayable in twenty equal semi-annual installments through July 2013 and a balloon payment of $10,050 payable together with the last installment. The interest rate, based upon LIBOR plus a spread, at December 31, 2003 was 2.34%.

(i)	Loan: Balance of U.S. Dollar bank loan (original amount $26,000) obtained in September 2003 to partially finance the acquisition cost of the Andes. The balance at December 31, 2003 is repayable in twenty equal semi-annual installments through September 2013 and a balloon payment of $11,500 payable together with the last installment. The interest rate, based upon LIBOR plus a spread, at December 31, 2003 was 2.45%.

The range of the average interest rates of the above executed loans was as follows:

Year ended December 31, 2001	5.47% – 5.66%
Year ended December 31, 2002	2.82% – 3.83%
Year ended, December 31, 2003	2.12% – 2.95%

Bank loan interest expense for the years ended December 31, 2001, 2002, and 2003 amounted to $12,659, $7,955 and $15,778, respectively, and is included in Interest and finance costs, net in the accompanying consolidated statements of income.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

8.	Long-term Debt (continued)

The loans are secured as follows:

•	First priority mortgages over the Tamyra, Dion, Pella, Libra, Crux, Bregen, Hesnes, Panos G., Liberty, Vergina II, Victory III, Toula Z., Athens 2004, Maria Tsakos, Millennium, Opal Queen, Silia T, Triathlon, Maya, Marathon, Inca, Aztec, Parthenon and Andes.

•	Assignments of earnings and insurance of the mortgaged vessels, and

•	Corporate guarantees of the ship-owning companies.

The loan agreements include, among other covenants, covenants requiring the borrower to obtain the lenders’ prior consent in order to incur or issue any financial indebtedness, additional borrowings, pay dividends in an amount more than 50% of cumulative net income (as defined in the related agreements), pay stockholders’ loans, sell vessels and assets and change the beneficial ownership or management of the vessels. Also, the covenants require the borrower to maintain a minimum liquidity, a minimum hull value in connection with the vessels’ outstanding loans, insurance coverage of the vessels against all customary risks and maintenance of operating bank accounts with minimum balances.

The annual principal payments required to be made after December 31, 2003 are as follows:

Year	Amount
2004	41,601
2005	43,468
2006	162,644
2007	16,272
2008 and thereafter	188,635

452,620

9.	Stock Option Plan

The Company has adopted a Stock Option Plan authorizing the issuance of up to 450,000 options to purchase common shares (the “Plan”). Under the terms of the Plan, stock options granted vest 50% on the grant date and 25% on each of the first and second anniversary dates of the grant, in all instances, subject to achievement of certain performance criteria based on earnings per share. The options expire on the fifth anniversary of the date upon which the option was granted. Options may be granted to directors and officers of the Company or to other persons who are capable of influencing the development of the Company’s business. In August 2001, all outstanding stock options were vested and all Company performance conditions to the exercise of such options were removed by the Board of Directors. As a result, the Company recorded a charge to operations of $34, in the third quarter of 2001.

On July 17, 2001, the Company’s Board of Directors approved the issuance of 163,000 stock options with an exercise price of $12.00 per share (amount in U.S. Dollars) to the directors of the Company and persons employed by Tsakos and Tsakos Energy Management. The compensation expense recognized during 2001 relating to these options was $301, which was equal to the grant date fair value of these options, or $1.85 per share (amount in U.S. Dollars). Such options, which were fully vested and exercisable by August 22, 2001, were valued by application of the Black-Scholes Option Pricing Model using the assumptions set forth below.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

9.	Stock Option Plan (continued)

	2003		2002		2001
	Number of Shares	Weighted- average exercise price	Number of Shares	Weighted- average exercise price	Number of Shares	Weighted- average exercise price
		U.S.$		U.S.$		U.S.$
Outstanding at beginning of year	450,000	10.72	450,000	10.72	298,000	10.00
Granted	—	—	—	—	163,000	12.00
Exercised	(269,000)	10.00	—	—	—	—
Forfeited	—	—	—	—	(11,000)	10.00

Outstanding at end of year	181,000	11.80	450,000	10.72	450,000	10.72

Options exercisable at year end	181,000	11.80	450,000	10.72	450,000	10.72

As of December 31, 2003, the weighted-average remaining contractual life of outstanding options is 2.5 years. Cost recognized for options issued to the Directors of the Company and to employees of Tsakos and Tsakos Energy Management, using the fair value method, was $258, $0 and $0, for the years ended December 31, 2001, 2002 and 2003, respectively.

The compensation expense recorded by the Company in connection with all stock options granted has been recognized on the basis of fair value under the methodology prescribed by SFAS No. 123, accordingly there is no further pro-forma data that needs to be disclosed on the Company’s income from continued operations and earnings per share for each of the years in the three year period ended December 31, 2003.

The fair value of options granted, which is amortized to the expense over the option vesting period, is estimated on the date of grant and subsequent reporting dates using the Black-Scholes Option-Pricing Model with the following weighted average assumptions as of December 31, 2001:

Expected life of option (years)	4
Risk-Free interest rate	6.74%
Expected volatility of the Company’s stock	108.34%
Expected dividend yield on Company’s stock	N/A

10. Deferred Income

		2002	2003
(a)	Gain on Olympia sale-leaseback transaction	2,654	2,654
(b)	Gain on Decathlon/Pentathlon sale-leaseback transactions	—	15,296
(c)	Gain on interest rate swap agreements	3,350	2,512

	Total	6,004	20,462
	Less – current portion	(838)	(4,005)

	Long-term portion	5,166	16,457

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

10.	Deferred Income (continued)

(a)	Gain on Olympia Sale-leaseback transaction: In October 1999, the Company sold the Olympia and realized a capital gain of $2,654. The Company entered into a time charter agreement to leaseback the Olympia, for an initial period of approximately eight years, following which, the Company has the first option to annually extend the charter for a further year until December 31, 2011. Alternatively, the lessor has the option to extend the charter for two additional years, through July 19, 2009, which is considered as the earliest expiration date of the charter which is treated as an operating lease.

The Company, as lessee, if it does not extend the charter, may at specified dates after December 31, 2006, buy the vessel at specified amounts. The lessor has the option to require the Company to buy the vessel for an amount of $15,000, anytime prior to June 30, 2009, and this constitutes a guarantee of the vessel’s residual value. Accordingly, the resulting gain of

$2,654 is deferred in full to the extent of the residual guarantee, and will not be recognized in income prior to the date of the exercise of the option by the lessor or the date at which the lease ends without the lessor exercising the option.

Lease payment related to the time charter of the Olympia amounted to $7,041, $7,491, and $7,577 during the years ended December 31, 2001, 2002 and 2003, respectively. At December 31, 2003, the Company’s future minimum lease payments related to the time charter of the Olympia, assuming the vessel owner does not exercise the put option, are as follows:

Year	Amount
2004	7,688
2005	7,759
2006	7,853
2007	6,366

29,666

As of December 31, 2003, the vessel operated under time charter, expiring in November 2005. The amount receivable under this charter during 2004 and 2005 until expiry of the charter is $13,416.

(b)	Gain on Decathlon/Pentathlon Sale-leaseback transactions: In October and November 2003, the Company sold the Decathlon and the Pentathlon and time-chartered the vessels (re-named Cape Baker and Cape Balboa respectively) back from the buyer for a minimum period of five years, with options to extend the charters for a further three years. In addition, at the end of the first five years, or until the end of the seventh year if the charter is extended, the Company has the option to buy the vessel at specified amounts. The charter back agreements are accounted for as operating leases and the gains on the sale of $8,340 and $7,497 respectively were deferred and are amortized in proportion to the gross rental charge to expense over the five year lease period. During 2003, lease payments relating to the time charters of the Cape Baker and Cape Balboa were $1,775 and $1,024, respectively. The Company’s future minimum lease payments on these vessels are as follows:

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

10.	Deferred Income (continued)

Year	Cape Baker Amount	Cape Balboa Amount	Total Amount
2004	8,326	8,326	16,652
2005	8,303	8,303	16,606
2006	8,304	8,304	16,608
2007	8,304	8,304	16,608
2008	6,552	7,303	13,855

	39,789	40,540	80,329

(c)	Gain on Interest Rate Swap Agreements: On June 18, 1998 and September 21, 1998, the Company entered into two interest rate swap agreements for a period of eight years (through December 2006) for a notional amount of $150,000 and $58,800, respectively. Under these agreements, the Company paid a fixed interest rate of 5.99% and 5.54% respectively and received interest at LIBOR. In September 1999, the Company terminated both agreements. The termination yielded a gain of $6,072, which is deferred because the interest rate swap agreements were classified as hedges and as such early termination requires that the gain be amortized into income over the original life of the swap agreements. Amortization of the gain for the years ended December 31, 2001, 2002 and 2003, amounted to $839, $838 and $838, respectively and is included in Interest and finance costs, net in the accompanying consolidated statements of income.

11.	Interest and Finance Costs, Net

	Expense (Income)
	2001	2002	2003
Interest on long-term debt, net of capitalized interest	12,659	7,955	15,778
Change in fair value of non-hedging financial instruments	2,406	3,822	(3,543)
Amortization of loan fees	286	286	685
Amortization of deferred gain from termination of swap agreement	(839)	(838)	(838)
Bank charges	29	160	290

Total	14,542	11,385	12,372

On March 21, 2001, the Company entered into two interest rate swap agreements, of a non-hedging nature, for a period of approximately five years for a notional amount of $104,015 and $50,000, respectively. In June 2001, both agreements were terminated, resulting in a gain of $981, which is included in Interest and finance costs, net in the accompanying consolidated statement of income for the year ended December 31, 2001.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

11.	Interest and Finance Costs, Net (continued)

On July 27, 2001, the Company concluded two interest rate swap agreements for a period of two years for a notional amount of

$15,000 and $30,000 respectively, paying a fixed interest rate of 4.39% and 4.38% respectively and receiving interest at LIBOR. In July 2003, these agreements expired. The positive change in the fair value of these swaps during 2003 of $1,251 (negative $204 during 2002) is included in Interest and finance costs, net in the accompanying consolidated statement of income for the year ended December 31, 2002, on the basis that these swap agreements did not meet the hedging criteria of SFAS No. 133.

On July 27, 2001, the Company concluded two interest rate swap agreements for a period of three years (through August 2004) for a notional amount of $80,000 and $20,000, respectively. Under these agreements, the Company pays a fixed interest rate of 4.82% and 4.83%, respectively and receives interest at LIBOR. The fair value of these swap agreements at December 31, 2003, in accordance with SFAS No. 133 was $3,666 and was reflected in Financial Instruments – Fair Value in the accompanying consolidated balance sheet. The positive change in the fair value of these swaps during 2003 of $2,293 (negative $3,618 during 2002) is included in Interest and finance costs, net in the accompanying consolidated statements of income, on the basis that these swap agreements did not meet the hedging criteria of SFAS No. 133.

The Company has entered into a further five interest rate swap arrangements, all of which meet hedging criteria:

On December 19, 2002, the company entered into a five-year interest rate collar swap agreement, which is effective for the period commencing January 2003 through 2008. The notional amount of the swap is $50,000 and it is accounted for as a hedge of the Company’s variable interest rate payments on $50,000 of the loan described in Note 8(e). In accordance with the terms of the swap agreement, the Company receives LIBOR and pays LIBOR up to a cap of 4.5%. In addition, if LIBOR is 2.0% or below, or 3.75% or below, on the swap fixing dates during 2004 and 2005, 2006, 2007, respectively, the Company pays interest at a rate of 4.0%.

On March 28 and April 2, 2003 the Company entered into two five-year interest rate collar swap agreements, which are effective for the periods commencing May 9, 2003 and July 30, 2003. The notional amounts of the swaps are $20,000 and $21,460, respectively, and they are accounted for as a hedge of the Company’s variable interest rate payments on syndicated loans described in Note 8(c and d). In accordance with the terms of the first swap agreement, the Company receives LIBOR and pays LIBOR up to a cap of 4.5%. From May 9, 2004 to 2005, if LIBOR is below 4.5%, but above 1.75%, the Company will pay LIBOR. If LIBOR is at 1.75% or below, up to May 9, 2005, then the Company will pay 3.9%. From May 9, 2005 to 2008, if LIBOR is below 4.5% and above 2.5%, the Company will pay LIBOR, unless LIBOR is at or below 2.5% when the Company will pay 4.5%. In accordance with the terms of the second swap agreement, the Company receives LIBOR and pays LIBOR up to a cap of 4.5%. Between July 30, 2004 to 2005, if LIBOR is at or below 1.75%, the Company will pay 4%. From July 30, 2005 to 2008, if LIBOR is below 4.5% and above 2.75%, the Company will pay LIBOR, unless LIBOR is at or below 2.75% when the Company will pay 4.5%.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

11.	Interest and Finance Costs, Net (continued)

On July 11, 2003, the Company entered into a five-year interest rate collar swap agreement, which is effective for the period commencing July 21, 2003. The notional amount of the swap is $33,840 for the first 4 years and $24,000 for another one year. It is accounted for as a hedge of the Company’s variable interest rate payments on the loan described in Note 8(b). In accordance with the terms of the swap agreement a cap at 3.925% plus spread is in place throughout the five-year period. A floor at the same rate is only activated during the four years commencing July 11, 2004 if LIBOR is below 1.55% during the year commencing July 11, 2004, 2.3% in the year commencing July 11, 2005, and 2.6% in the two years commencing July 11, 2006.

On July 8, 2003, the Company entered into a five-year interest rate collar swap agreement, which is effective for the period commencing January 21, 2004. The notional amount of the swap is $35,990. It is accounted for as a hedge of the Company’s variable interest rate payments on the loan described in Note 8(e). In accordance with the terms of the swap agreement a cap at 4% plus spread is in place throughout the five year period. A floor at 3.5% plus spread is only activated during the four years commencing July 8, 2004 if LIBOR is below 1.6% during the year commencing July 8, 2004, 2.75% in the three years commencing July 8, 2005.

The sum of the fair values of the five swap agreements that meet hedging criteria as at December 31, 2002 and 2003 was $(629) and $(1,431), respectively and was reflected as a liability in 2002 and 2003 and as a component of other comprehensive income in the accompanying consolidated balance sheets. No portion of the hedging instruments has been determined ineffective and therefore excluded from the assessment of hedge effectiveness or recognized in the Company’s statements of income.

12.	Additional Paid-In Capital

The amounts shown in the accompanying consolidated balance sheets, as additional paid-in capital, represent either payments made by the stockholders in excess of the par value of common stock purchased by them or proceeds from the exercise of stock options in excess of their par value.

For certain periods during the years, 2001, 2002 and 2003, the Board of Directors authorized the re-purchase of a limited number of shares by the Company with the primary aim of enhancing share liquidity. The transactions were open market based through the Oslo Børs or New York Stock Exchange with a maximum price set by the Board of Directors. Such repurchases for the years ended December 31, 2001, 2002 and 2003 amounted to $378, $1,979, and $1,792, respectively.

13.	Earnings Per Common Share

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the foregoing and the exercise of all stock options (see Note 9) using the treasury stock method.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

13.	Earnings Per Common Share (continued)

The components of the calculation of basic earnings per share and diluted earnings per share are as follows (amounts in U.S. Dollars):

	2001	2002	2003
Income:
Income available to common shareholders	$24,616	$3,894	$59,052
Basic earnings per share:
Weighted average common shares outstanding	9,634,323	15,717,065	17,134,347
Diluted earnings per share:
Weighted average common shares outstanding	9,634,323	15,717,065	17,134,347
Options	71,058	137,839	53,512
Weighted average common shares – diluted	9,705,381	15,854,904	17,187,859

Basic earnings per common share	$2.56	$0.25	$3.45
Diluted earnings per common share	$2.54	$0.25	$3.44

14.	Income Taxes

Under the laws of the countries of the companies’ incorporation and/or vessels’ registration, the companies are not subject to tax on international shipping income, however, they are subject to registration and tonnage taxes, which have been included in Vessel operating expenses in the accompanying consolidated statements of income, $339, $408 and $315 in the years ended December 31, 2001, 2002 and 2003, respectively.

Pursuant to the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the company operating the ships meets certain requirements. Among other requirements, in order to qualify for this exemption, the company operating the ships must be incorporated in a country which grants an equivalent exemption from income taxes to U.S. citizens and U.S. corporations and must be more than 50% owned by individuals who are residents, as defined, in such country or another foreign country that grants an equivalent exemption to U.S. citizens and U.S. corporations or if the stock of the vessel owning company or its holding company is considered to be primarily and regularly traded on a U.S. established securities market for a taxable year and one or more non-qualified persons, each owning 5% or more of the shares, do not own in aggregate 50% or more of the shares. The management of the Company believes that by virtue of the above provisions, it was not subject to tax on its U.S. source income, although sections of the Code are not clear in all respects.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

15.	Contingencies

Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Management believes that all such matters are either adequately covered by insurance or are not expected to have a material adverse effect on the Company’s results from operations or financial condition.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. A minimum of up to $1,000,000 of the liabilities associated with the individual vessels actions, mainly for sea pollution, are covered by the Protection and Indemnity (P&I) Club insurance.

16.	Financial Instruments

The principal financial assets of the Company consist of cash on hand and at banks and accounts receivable due from charterers. The principal financial liabilities of the Company consist of long-term bank loans and accounts payable due to suppliers and derivatives.

(a)	Interest rate risk: The Company’s interest rates and long-term loan repayment terms are described in Note 8.

(b)	Concentration of credit risk: Financial Instruments, which potentially subject the Company to significant concentrations of credit risk consist principally of cash, trade accounts receivable and derivatives. The Company places its temporary cash investments, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company’s investment strategy. The Company does not require collateral on these financial instruments. The Company is exposed to credit risk in the event of non-performance by counterparties to derivative instruments, however, the Company limits this exposure by diversifying among counterparties with high credit ratings. Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company’s charterer base and their dispersion across many geographic areas.

(c)	Fair value: The carrying amounts reflected in the accompanying consolidated balance sheets of financial assets and liabilities approximate their respective fair values due to the short maturity of these instruments. The fair values of long-term bank loans approximate the recorded values, generally due to their variable interest rates. The fair value of the swap agreements discussed in Note 11 equates to the amount that would be paid by the Company to cancel the swaps. Accordingly, the fair market value of the non-hedging swap agreements mentioned above, at December 31, 2003 was $3,666 and was reflected in Financial Instruments – Fair Value in the accompanying consolidated balance sheet. The movement in fair value has been included in Interest and finance costs, net in the accompanying consolidated statements of income ($(3,387) in 2001, $(3,822) in 2002 and $3,543 in 2003). The fair market value of the hedging swap agreements at December 31, 2003 of $(1,431) was reflected in Financial Instruments – Fair Value, and the movement in fair value ($(802) in 2003 and $(629) in 2002) has been included in Other comprehensive income/(loss), in the accompanying 2003 consolidated balance sheet.

TSAKOS ENERGY NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2003

(Expressed in thousands of United States Dollars)

17.	Subsequent Events

In January 2004, the Company acquired the share capital of Apollo Honour S.A. and Fortune Faith S.A. (both Panamanian companies). The companies entered into an agreement with a shipyard in S. Korea for the construction of two 37,000 DWT 1A ice-class product carriers, with hull numbers 345 and 346 respectively at $29,990 each, with expected delivery in 2006. On March 15, 2004, the Company exercised options to construct two further 37,000 DWT 1A ice-class product carriers with hull numbers 347 and 348 respectively at $29,990 each, with expected delivery in 2007.

In January 2004, the Company acquired options to construct two 1B ice-class product carriers, to be exercised by April 30, 2004.

In January 2004, the Company obtained a term loan facility for $40,000 to partially finance the acquisition of the VLCC M/T Maersk Estelle, which was renamed La Madrina on delivery (see Note 6). The loan will be repaid in sixteen variable installments with a balloon payment of $13,500 to be paid together with the last installment. The interest rate is based on LIBOR plus a spread. The loan is secured with a first preferred mortgage over the vessel, an assignment of earnings and insurance of the vessel and a corporate guarantee of the ship-owning company.

In February 2004, the Company acquired the share capital of Mercury Emerald S.A. and Powerful Shipping S.A. (both Panamanian companies). The companies entered into an agreement with a shipyard in S. Korea for the construction of two 162,400 DWT 1A ice-class suezmax crude carriers, with hull numbers 1708 and 1709 respectively at $57,444 each, with expected delivery in 2007.

On February 26, 2004, the Board of Directors resolved that a dividend of $0.50 cents per share will be paid on April 29, 2004 to shareholders of record on April 15, 2004.